SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement ("Agreement"), effective as of this 1st  day of October 2013 ("Effective Date"), is entered into by and between St. Jude Children's Research Hospital, 262 Danny Thomas Place, Memphis, Tennessee 38105 ("St. Jude") and Retrophin, Inc., a Delaware Corporation located at 777 Third Avenue, 22nd Floor, New York, New York 10017 ("Sponsor" and collectively with St. Jude, the “Parties”),

1.           Background

1.1           St. Jude is the owner, by assignment from ########* ("Principal Investigator"), of her entire right, title, and interest in any and all inventions, discoveries and materials which are created or developed by her as a result of research performed at St. Jude.

1.2           Principal Investigator has expertise in the study of PKAN disease and other infectious diseases and desires to conduct a Research Program, as hereinafter described, at St. Jude.

1.3           Sponsor desires to provide support for such Research Program in return for certain rights granted herein, and St. Jude is willing to grant such rights under the terms and conditions set forth herein.

St. Jude and Sponsor do hereby agree as follows:

2.           Definitions

2.1           "Research Program" shall include, and be limited to, the research program to be conducted by the Principal Investigator as described in Appendix A; which shall be updated as appropriate, and as mutually agreed by the parties.

2.2           "IPR" shall mean St. Jude's intellectual property rights in and to any U. S. and  foreign patent applications, and patents which issue therefrom, which claim any St. Jude Invention, Joint Invention or other invention conceived or first reduced to practice in the performance of the Research Program during the term of this Agreement, as well as St. Jude rights in and to any unpatentable invention, discovery, process, method or St. Jude Materials conceived or first reduced to practice in the performance of the Research Program during the term of this Agreement.

2.3           "St. Jude Materials" shall mean biological materials, whether patentable or unpatentable, which are created or discovered as a result of the Research Program during the term of this Agreement.

2.4           "Option" shall mean the exclusive right to acquire an exclusive, worldwide, royalty-bearing license, with the right to sublicense, for any and all IPR, upon commercially reasonable terms.  Such option shall be exclusive and St. Jude shall not discuss licensing the IPR with any third party during the Option Period or Negotiation Period (as defined below).

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

2.5           "License Agreement" means the exclusive license agreement to be negotiated between Sponsor and St. Jude upon exercise of the Option granted herein.

2.6           "Patent Costs" shall mean any and all expenses incurred by St. Jude in the filing, prosecution and maintenance of patent applications or patents claiming any IPR for which Sponsor has elected to exercise its Option.

2.7           “Compound” shall mean any molecules, products, compounds, cells, tissues or products created by Sponsor or for which sponsor files a patent application, that Sponsor provides to St. Jude or Principal Investigator in connection with the Research Program

3.           Performance of the Research Program.  St. Jude shall undertake the Research Program, which shall be conducted under the direct supervision of Principal Investigator.  The Research Program may be modified upon mutual written agreement of the parties.  Performance of the Research Program is estimated to take approximately two (2) years.

4.           Funding of the Research Program.  Sponsor will pay to St. Jude a total of seven hundred eighty thousand six hundred seventy four U.S. dollars ($780,674; the “Fee”) in order to perform the Research Program as detailed in the budget attached as Appendix B.  The Fee is unrestricted as being not contingent on definitive research outcomes but the Fee is paid specifically to support the Research Program in the laboratory ########*.  St. Jude shall cause Principal investigator to perform research and related activities in accordance with the terms of this Agreement. Payment shall be made as follows:

$195,168.50 will be paid within thirty (30) days of execution of the Agreement;  $195,168.50 will be paid six (6) months after execution of the Agreement;
$195,168.50 will be paid twelve (12) months after execution of the Agreement; and$195,168.50 will be paid eighteen (18) months after execution of the Agreement.

5.           Intellectual Property.

5.1           The Parties hereto acknowledge and agree that the existing inventions, technologies and other intellectual property of Sponsor and St. Jude are their separate property, respectively, and are not affected by this Agreement and neither party shall have any claims to or rights in such existing inventions, technologies and intellectual property of the other party, except as otherwise set forth in this Agreement and other written agreements between the Parties, if any.

5.2           Inventions.  Any new invention, suggestion, idea, development, creation or discovery of any type directly or indirectly resulting from the work of the Research Program during the term of this Agreement, or disclosed in writing by St. Jude or the Principal Investigator as a Research Project invention-in-progress and completed after the term of this Agreement, shall be promptly disclosed in writing to Sponsor and identified as an Invention under this Agreement.

5.1.1           Any IPR resulting from the Research Program for which St. Jude employees are the sole inventors under U.S. patent law ("St. Jude Invention") shall be the exclusive property of St. Jude.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

5.1.2           Any IPR resulting from the Research Program for which St. Jude employees and Sponsor employees are joint inventors ("Joint Invention") shall be jointly owned by St. Jude and Sponsor.

5.1.3           Any IPR resulting from the Research Program for which Sponsor employees are the sole inventors under U.S. patent law (the "Sponsor Invention") shall be the exclusive property of the Sponsor.

Inventorship (as opposed to ownership) of any Invention arising out of the Research Program shall be determined in accordance with United States’ patent laws, or, in the event that an Invention is not patentable, by mutual agreement of the Parties based upon their relative contributions to the Research Program.

Notwithstanding any other provision of this Agreement, in no event shall St. Jude have any right or interest in or to any Sponsor Invention. Sponsor shall grant St. Jude and Principal Investigator a royalty-free research license during the term of this Agreement to any Inventions (including Rights of Sponsor embodied therein) solely for academic research purposes; provided that, St. Jude shall not license or sublicense to any third party nor commercially exploit such Sponsor Invention in any manner.

During the Term of this Agreement and subject to the terms set forth herein, Sponsor shall grant to St. Jude a non-exclusive, royalty-free research license to the Compounds solely for academic research purposes; provided that, St. Jude shall not license or sublicense to any third party nor commercially exploit such Compounds in any manner.  If the Principal Investigator wishes to publish or otherwise disclose the results of any test or analysis of the Compound, the Principal Investigator and St. Jude shall comply with the provisions of Article 10 of this Agreement

5.2           Patents.  St. Jude and Sponsor shall consult with each other and consider the reasonable comments of the non-filing party, on the filing of all U.S. and foreign patent applications which claim St. Jude Inventions or Joint Inventions.  St. Jude shall file, prosecute and maintain, at its own expense and discretion, all U.S. and foreign patent applications and patents issuing thereon claiming any St. Jude Invention.  Sponsor shall file (on behalf of St. Jude and Sponsor), prosecute and maintain, at its own expense, all U.S. and foreign patent applications claiming any Joint Invention.  Sponsor shall consult with and keep St. Jude informed of such efforts, and it shall provide St. Jude with copies of all relevant documentation with respect thereto. Sponsor shall give St. Jude reasonable time to review and comment upon any draft application, official paper from any patent office requiring a response, and any proposed response thereto.  Should Sponsor elect not to file, continue prosecution of, or maintain a patent application or patent claiming a Joint Invention, it will promptly notify St. Jude and St. Jude may file, prosecute or maintain such patent application or patent at its own expense and shall have sole rights thereafter to the subject Joint invention, notwithstanding the provisions of Paragraph 7.2.

6.           Option.

6.1           In consideration for Sponsor's funding of the Research Program, St. Jude hereby grants to Sponsor, and Sponsor accepts the Option for IPR. ########*.

6.2           Should Sponsor elect to exercise its Option for any IPR, the Parties agree to promptly commence negotiations, in good faith, of a License Agreement to be entered into no later than ########* after the date of the exercise of the Option.  Such License Agreement shall take into consideration ########*and shall include at least the following provisions: ########*.  If the parties are unable to reach an agreement, ########*.

6.3           If Sponsor elects not to exercise its Option for any St. Jude Inventions pursuant to Paragraph 6.1, ########*.

7.           Retained Rights.

7.1           St. Jude shall retain the right to use any IPR exclusively licensed to Sponsor for internal research and educational purposes only and shall not be permitted to sublicense such right to any party without the prior written consent of Sponsor.  St. Jude shall retain the right to transfer any such St. Jude Materials and related information or technology developed or created by St. Jude employees during the course of the Research Program to other not-for-profit institutions, solely for internal non-commercial research use and educational purposes; provided, that such other not-for-profit institutions are not permitted or granted the right to sublicense or transfer such material without the prior written consent of Sponsor.  St. Jude agrees that it will not transfer such St. Jude Materials and related information or technology to any commercial entity without the prior written approval of Sponsor.

7.2           For any IPR covered under this agreement which is made in part using funds or resources obtained from the U.S. Government, the U.S. shall retain certain rights as set forth in the Bayh-Dole Act, 35 U.S.C. §§200 et seq.

7.3           Sponsor shall retain the right to use any IPR developed within the Research Program for internal research purposes.

8.           Confidentiality and Use of Names.

8.1           “Confidential Information” shall mean any nonpublic information disclosed by one party to the other for the purpose of supporting performance under this Agreement.  In the absence of express permission to the contrary, a party in receipt of Confidential information from the other party shall not transfer such information to any third party, will use such information for internal research purposes only and shall take, and cause its employees and agents, including Principal Investigator, to take all reasonable measures including but not limited to: (i) limit access to and use of Confidential Information to the Principal Investigator and other Institution employees for whom such access and use is required for performance of the Research Program; (ii) use Confidential Information only for the purposes approved by Sponsor in writing; (iii) prevent the access, transfer or disclosure of Confidential Information to any other person or entity without Sponsor’s prior written approval;  (iv) upon request by Sponsor, return to Sponsor all Confidential Information owned or provided by Sponsor, except that St. Jude may retain one copy of the Confidential Information solely to monitor its continuing obligations hereunder; and (v) immediately inform Sponsor of any unauthorized disclosure or misappropriation of Confidential Information and  assist Sponsor in taking all reasonable and lawful actions necessary to prevent or abate such unauthorized disclosure or misappropriation.

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* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

8.2           Nothing contained herein shall in any way restrict or impair the right of Sponsor or St. Jude to use, disclose, or otherwise deal with any information or data which:

(a) at the time of disclosure to a receiving party is generally available to the public or thereafter becomes generally available to the public by publication or otherwise through no act of the receiving party; or
(b) the receiving party can show by written record was in its possession prior to the time of disclosure to it hereunder; or
(c) is independently made available to the receiving party as a matter of right by a third party; or
(d) is subject to disclosure by requirements of law.

8.3           Neither of the parties shall use the name of the other party or the name of a current or former staff member, employee, student or affiliated physician or faculty in any public disclosure, publicity or advertising involving the fact of this Agreement or its subject matter without the prior written approval of the other party, unless required to do so by law.

8.4           This Article 8 shall remain in effect for five (5) years following disclosure of any Confidential Information. St. Jude may, but only to the extent such disclosures are required by law, disclose Confidential Information in required reports to Regulatory Authorities (e.g. the FDA, Department of Health, Institutional Review Boards, Ethics and Biosafety Committees) or other Governmental agencies; provided, however, that St. Jude shall first inform Sponsor and seek to limit the scope of disclosure of Confidential Information and obtain confidential treatment by such agencies of the Confidential Information required to be disclosed. St. Jude acknowledges and agrees that all Confidential Information is of important commercial and competitive value to the Sponsor, and may be maintained by the Sponsor as confidential trade secrets.

9.           Reports.  St. Jude agrees that the Principal Investigator will furnish Sponsor with a  written report summarizing all of the results of the Research Program within sixty (60) days of the one year anniversary and expiration of this Agreement.  Sponsor shall have the unrestricted right to use all of the information included in any such report for internal research purposes only.

10.           Publications.  Sponsor recognizes that Principal Investigator may wish to publish or otherwise publicly disclose the results of the Research Program.  St. Jude agrees to submit all such intended publications or presentations to Sponsor at least thirty (30) days prior to any submission or other public disclosure and to delete any Confidential Information belonging to Sponsor.  If Sponsor determines that the publication or intended presentation contains patentable subject matter related to a St. Jude Invention or to a Joint Invention, St. Jude agrees to postpone publication or presentation for an additional sixty (60) days to permit  the filing of a patent application or the deletion of such Confidential information.  The Publication shall be reasonably modified or corrected to prevent disclosure of Sponsor’s Confidential Information. Each Publication shall appropriately acknowledge Sponsor’s contribution to the Research Project if so requested by Sponsor or required for such Publication.

11.           Term and Termination

11.1           Term. Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in full force and effect for a period of two (2) years from the Effective Date.  The term may be extended by written agreement between the parties.

11.2           Termination.

a) by St. Jude.  If Sponsor fails to meet any of its material obligations under this Agreement and fails to remedy these failures within sixty (60) days after receipt of written notice thereof, St. Jude may  terminate this Agreement upon written notice thereof, which shall terminate any further Option granted to Sponsor under this Agreement.  Any termination of this Agreement shall not affect the rights or obligations granted to Sponsor under any Option previously exercised, or License Agreement executed, prior to the termination of this Agreement.  If this Agreement is terminated by St. Jude for any reason other than Sponsor's failure to meet its obligations hereunder, St. Jude shall repay to Sponsor the uncommitted balance, if any, of the Research Program funding which was paid by Sponsor to St. Jude pursuant to Paragraph 4.

b) by Sponsor. In the event Principal Investigator is unable to continue supervision of the Research Program for a period in excess of sixty (60) days, St. Jude shall so notify Sponsor and may nominate a replacement.  If St. Jude does not nominate a replacement or if that replacement is unsatisfactory to Sponsor, Sponsor may terminate this Agreement upon thirty (30) days written notice to St. Jude.  In the event St. Jude fails to meet its obligations under this Agreement and shall fail to remedy these failures within sixty (60) days after receipt of written notification thereof, Sponsor shall have the option of terminating this Agreement upon written notice thereof, and such right to terminate shall be Sponsor's sole remedy at law or in equity.  If this Agreement is terminated by Sponsor due to St. Jude's failure to meet its obligations hereunder, St. Jude shall repay to Sponsor the uncommitted balance, if any, of the Research Program funding which was paid by Sponsor to St. Jude pursuant to Paragraph 4.  Any other termination of this Agreement by Sponsor shall not relieve Sponsor of its obligation to pay any monies due or owing to St. Jude at the time of such termination and shall not impair any accrued right of St. Jude.  This Agreement may be terminated by either party at any time upon thirty (30) days advance written notice to the other party.

c) Either Party.   If this Agreement is terminated by either party, (i) such termination shall be without prejudice to the rights and remedies of either party with respect to any breach of this Agreement by the other party, where such a breach occurred prior to the termination of this Agreement; (ii) the provisions of clauses 5-10, together with those other provisions of this Agreement which are incidental to, and required in order to give effect to those clauses, shall remain in full force and effect; and (iii) Sponsor shall be relieved of all outstanding payment obligations under Section 6 of this Agreement.

11.3           Survival. Sections 5.2, 6, 7, 8, 9, 10, 11.2, 12, 13 and 15 shall survive any termination of this Agreement.

12.           Indemnification.

12.1           Sponsor agrees to indemnify, defend and hold harmless St. Jude and the American Lebanese Syrian Associated Charities (ALSAC) and their respective corporate affiliates and Boards of Governors, officers, staff, representatives and agents against all damages, expenses (including without limitation reasonable legal expenses), claims, demands, suits or other actions such as product liability claims (collectively, the “Claims”), arising in connection with this Agreement or the Research Program; provided, that such Claims are not the result of the  negligence, misconduct or bad faith of St. Jude, the Principal Investigator or its or their employees, consultants, agents or representatives.  St. Jude shall promptly notify Sponsor of any such claim and shall cooperate with Sponsor and its insurance carrier in the defense of the claim.  Sponsor agrees to submit any proposed settlement to St. Jude in advance of its approval.  Upon the first commercial sale of any product developed under the IPR herein, Sponsor agrees to procure, retroactive to the sale date, and maintain in an amount standard to the industry and the type of research being conducted comprehensive general liability insurance against any claims or expenses for which it is obligated to indemnify as provided above, or maintain a comparable program of self-insurance and upon the request of St. Jude, Sponsor shall provide St. Jude with a certificate of insurance or letter of self-insurance, evidencing the same.

12.2           St. Jude agrees to indemnify, defend and hold harmless the Sponsor and its affiliates, officers, employees, directors, representatives, managers, members, consultants, advisors and agents against any and all Claims that result from the negligence,  misconduct or bad faith of St. Jude, the Principal Investigator or its or their affiliates, employees, consultants, agents or representatives.  Sponsor shall promptly notify St. Jude of any such claim and shall cooperate with St. Jude and its insurance carrier in the defense of the claim.  St. Jude agrees to submit any proposed settlement to Sponsor in advance of its approval.

13.           Warranties.

13.1           EXCEPT AS PROVIDED BELOW, ST. JUDE MAKES NO WARRANTIES, EXPRESS OR IMPLIED AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION THE CONDITION, ORIGINALITY, OR ACCURACY OF THE RESEARCH PROGRAM OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH PROGRAM OR ANY SUCH INVENTION OR PRODUCT.  ST. JUDE SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY SPONSOR, ANY SUB-LICENSEE, OR ANY OTHERS RESULTING FROM THE USE OF RESULTS OF THE RESEARCH PROGRAM OR ANY INVENTION OR PRODUCT RESULTING THEREFROM.

13.2           Nothing in this Agreement shall be construed as:

(a)           a warranty or representation by St. Jude as to the validity or scope of any IPR; or

(b)           a warranty or representation that anything made, used, sold or otherwise disposed of under any license of IPR from St. Jude is or will be free from infringement of patents of third parties; or

(c)           conferring by implication or otherwise any license or rights under any patents of St. Jude other than IPR as defined herein, regardless of whether such patents are dominant or subordinate to IPR; or

(d)           an obligation to furnish any know-how not provided under IPR.

13.3           St. Jude represents and warrants that it has the authority and legal right: (i) to enter into this Agreement and that it has taken all necessary actions in connection with the execution of this Agreement, (ii) to perform its obligations hereunder, and (iii) to grant the rights to Sponsor as herein granted.  St. Jude also represents and warrants that all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained in connection with the execution, delivery and performance of this Agreement have been and shall be obtained.  The execution and delivery of this Agreement and the performance of St. Jude's obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations and do not and shall not conflict with, violate or reach or constitute a default or require any consent under any contractual obligation of St. Jude.

14.           Notices.  Notices hereunder shall be deemed sufficient if given by registered mail, postage prepaid, and addressed to the party to receive such notice at the address given herein, or such other address as may hereinafter be designated by notice in writing, or telecopied with a return telecopy confirmation.

To St. Jude: J. Scott Elmer
Office of  Technology Licensing – MS742
St. Jude Children's Research Hospital
262 Danny Thomas Place
Memphis, TN 38105

To Sponsor:  Retrophin, Inc.
777 Third Avenue
22nd Floor
New York, NY 10017

With a copy to (which shall not constitute notice):	Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022 Attention: Evan L. Greebel, Esq.

15.           Title to Equipment.  St. Jude shall retain any equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.

16.           Waiver. None of the terms of this Agreement may be waived or modified except by an express agreement in writing signed by both parties.  The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of such right.

17.           Severability. If one or more provisions of this Agreement shall be found to be illegal or invalid, it shall not affect the legality or validity of any of the remaining provisions hereof and such provision shall be interpreted in accordance with applicable law.

18.           Independent Contractors. The relationship created by this Agreement shall be that of independent contractors with neither party having the authority to bind or act as agent for the other party or its employees for any purpose.

19.           Amendment. The parties may, from time to time during the term of this Agreement, modify any of the provisions of this Agreement only by an instrument duly executed by both parties.

20.           Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party, except by operation of law or to affiliates, or successors in interest to the business to which this Agreement pertains.  Any and all assignments not made in accordance with this section shall be void.

21.           Expenses. Except as otherwise expressly set forth herein, all expenses incurred by the parties in connection with this Agreement shall be borne wholly by the party incurring such expenses.

22.           Remedies.

22.1           Given the nature of the obligations set forth in Sections 5 and 8 of this Agreement, St. Jude acknowledges and agrees that Sponsor may be irreparably damaged by St. Jude’s alleged breach or violation of such sections.  Without prejudice to the rights and remedies otherwise available to the Sponsor, it shall be entitled, without the requirement of a posting of a bond or other security to seek equitable relief, including an injunction or specific performance, in the event of any breach of the provisions of Sections 5 or 8 of this Agreement.

22.2           This Agreement shall be construed and enforced under the laws of the State of New York without regard to conflicts or choice of law provisions.  The parties hereby agree that any dispute, controversy or claim arising under, out of or relating to this Agreement and any amendments, shall be referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce’s International Court or Arbitration (ICC). The arbitration shall be conducted in English, the Arbitrator shall; be admitted to the Bar of the State of New York, the Arbitrator shall be experienced in the matters set forth in this Agreement and the arbitration shall occur at the ICC offices in New York.  Each Party shall bear its own attorneys fees and expenses and each Party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator.  The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief as provided in Section 22.1.  Any court of competent jurisdiction may enter judgment upon the award.  IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE OR IF THE PARTIES ARE SEEKING INJUNCTIVE OR EQUITABLE RELIEF AS PROVIDED ABOVE, THEN EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

23.           Entire Agreement. This Agreement constitutes the entire understanding of both parties with respect to the subject matter herein contained and supersedes any previous agreements on this subject matter executed by these parties.

24.           U.S. Securities Laws.   St. Jude is aware, and will advise its employees, affiliates, independent contractors, agents and consultants who are provided with information about Sponsor in connection with this Agreement, of the restrictions imposed by the United States securities law on the purchase and sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

25. Warranty Of Non-Exclusion. Sponsor represents and warrants that neither it nor any of its employees are or have been excluded, terminated, suspended, or debarred from a federal or state health care program or from participation in any federal or state procurement or non-procurement programs. Sponsor further represents that no final adverse action by the federal or a state government is threatened or pending, or has occurred, against Sponsor, its affiliates, or to its knowledge, against any employee, or any agent employed to provide goods or services pursuant to this transaction. Sponsor further represents and warrants that it neither it nor any employee has been convicted of a criminal offense as set forth in 42 U.S.C. § 1320a-7, including but not limited to an offense related to the provision of healthcare items or services. Sponsor will immediately notify St. Jude of any change in the status of the representations and warranty set forth in this section. Any breach of this section shall give St. Jude the right to terminate this transaction immediately for cause.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the respective dates indicated below.

Retrophin, Inc.			St. Jude Children's Research Hospital

By:	/s/ Andrew Vaino	By:	/s/ J. Scott Elmer
Andrew Vaino			J. Scott Elmer Director, Technology Licensing
Printed Name

Title: SVP R&D	Date: ___________________________

Date: ___________________________	Agreed to by /s/Dr. Suzanne Jackowski
Dr. Suzanne Jackowski
Date: _________________________

Appendix A
Research Plan ########*

########* [3 pages omitted]

_________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

Appendix B
Budget

########* [1 page omitted]

_________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.